EXHIBIT 10.17

                          SPONSORED RESEARCH AGREEMENT
                          ----------------------------

         This Research Agreement (the "Agreement") dated as of May 12, 1997 is entered into by and between The Texas A&M University System ("University"), with principal offices in College Station, Texas, and Avax Technologies, Inc. ("Sponsor"), a Delaware corporation having its principal place of business at 4520 Main Street, Ste. 930, Kansas City, MO, 64111. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed for such terms in the License Agreement (as hereinafter defined).

         WHEREAS, Sponsor, pursuant to the License Agreement dated February 17, 1997 between University and Sponsor (the "License Agreement"), is the exclusive licensee of University's rights to certain patent applications (as more fully defined therein) relating to a family of molecules known as the Alkyl-Substituted Dibenzofurans.

         WHEREAS, Sponsor desires to support research conducted by University upon the terms and conditions as set forth herein;

         WHEREAS, University has the facilities and the personnel with the requisite skills, experience, and knowledge to undertake such Study; and

         WHEREAS, the Study contemplated by this Agreement is of mutual interest and benefit to University and Sponsor.

         NOW, THEREFORE, the parties agree as follows:

         1. Description of the Study and Budget. University and the Principal Investigator agree to conduct research at the Texas Agricultural Experimentation Station of the Texas A&M University System to further develop the dibenzofurans technology (the "Study"). The Study shall be conducted in accordance with the plan of work, attached hereto as Exhibit A and forming a part of this Agreement. The Principal Investigator (as defined in the below paragraph 2) may make shifts among items of expense when necessary to accomplish objectives of the Study.

         2. Principal Investigator. The Principal Investigator (the "Principal Investigator"), a full-time employee of the University, shall be Dr. Stephen
H. Safe. The Principal Investigator agrees to use best efforts to perform the work required under this Agreement. If Dr. Safe is unable to continue to serve as Principal Investigator and the parties hereto are unable to agree on a successor acceptable to both University and Sponsor within a reasonable time not to exceed ninety (90) days, the Agreement shall be terminated in accordance with Paragraph 7.


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         3. Compliance  with  Laws.  The Study  will be  conducted  in accordance with, and the Principal Investigator shall comply with all federal, state, and local laws and regulations applicable to the Study.

         4. Awards and Payments. In consideration of the work to be performed under this Agreement as set forth in Exhibit A, Sponsor shall provide financial support for the Study as set forth in the budget (the "Budget") attached hereto as Exhibit B and forming a part of this Agreement. The Budget for the first year of the Study, and extensions mutually agreed upon by the parties, shall be payable in accordance with the payment schedule included in Exhibit B, with the exception that the first such payment by Sponsor to University shall be due ninety (90) days from the Effective Date (as defined in Paragraph 6 below). Subject to the immediately succeeding sentence, the exact Budget for each year of the Study commencing after the first year shall be added to Exhibit at the same time the Research Protocol for such year is added to Exhibit A pursuant to Paragraph 1 and shall be part of the negotiations contemplated in Paragraph 1. Subject to Paragraph 7 of this Agreement, Sponsor shall provide University with sponsored research funding of Dr. Stephen H. Safe's laboratory at University in the amount of not more than $108,750 for each of the first three agreement years unless such greater amount is mutually agreed to by the parties hereto.

         5. Independent Contractor. University and the Principal Investigator's relationship to Sponsor under this Agreement shall be that of an independent contractor and not an agent, joint venturer or partner of Sponsor and shall not otherwise be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

         6. Effective Date and Term. The "Effective Date" shall be thirty (30) days from the date of the signing of this Agreement. This Agreement shall continue in effect for three (3) years or until completion of the Study (the "Term") or termination of this Agreement pursuant to Paragraph 7 herein. The research proposal set forth in Exhibit A shall be deemed completed for the purposes of this Paragraph 6 whenever:

                  (a)  the Study is concluded by the Principal Investigator;

                  (b) the Principal Investigator leaves the employ of the University.

         7. Termination. This Agreement may be terminated as follows:

                  (a) Either Party may immediately terminate this Agreement due to any material breach or default of any material provision of this Agreement upon sixty (60) days prior written notice to the other Party unless such breach or default is cured within such sixty (60) day period.


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                  (b)  Sponsor may terminate this Agreement upon ninety (90)
                       days written notice.

                  (c) Sponsor may terminate this Agreement upon thirty (30) days written notice if the Principal Investigator is unable to complete the Study and the parties are unable to agree upon a successor within a reasonable time pursuant to Paragraph 2 hereinabove.

                  (d)  Sponsor  may  terminate  this  Agreement  if  the
                       Principal   Investigator  leaves  the employment of the
                       University.

If this Agreement is terminated prior to the end of the Term, all funds paid to the time of termination shall be considered non-recoverable. Also, University's sole damages and remedy shall be to recover from Sponsor all amounts owed for work completed and expenses committed through the date of termination based pro-rata upon the figures in Exhibit A; provided, however, that Sponsor shall continue to pay to University for all non-cancelable employment obligations incurred by University as a result of this Agreement, except for the Principal Investigator, for the remainder of any Agreement year which has begun and within such year the termination has occurred. Paragraphs 9 (Confidential Information), 10 (Publication), 11 (Inventions and Patent Rights), 12 (Indemnification), and 13 (Use of Name) shall survive any termination of this Agreement.

Termination of this Agreement shall have no effect on the rights and obligations of the Sponsor in contained in the License Agreement.

         8. Research Data and Reporting; Site Visits.

                  (a) All research data, including copies of laboratory notebooks and other relevant information generated during the Study shall be promptly and fully disclosed to Sponsor, and shall be freely usable by Sponsor consistent with good business judgment. University shall submit a complete written progress report after the Study is completed. The Principal Investigator, with the concurrence of the University, shall submit interim progress reports not less than annually nor more than quarterly, providing the Sponsor with a narrative account of the research performed, expenditures incurred, the results of the research and the supporting data concerning the research conducted during such period, within (60) days of the end of such quarter or year, as the case may be.

                  (b) From time to time during the term of this Agreement, Sponsor may, upon reasonable notice, send one or more representatives to the University to discuss with the Principal Investigator and their associates the results of the Study and the details of the investigative techniques being employed therein. The representatives shall be identified to University and the timing of such site visits shall be reasonably acceptable to University.


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                  (c) Milestones are expected to change during the course of the
Study and shall be jointly agreed to between the Principal Investigator and Sponsor during the course of expected monthly meetings.

         9. Confidential Information. "Confidential Information" shall mean all information provided by one Party to the other and clearly identified as "Confidential" by the transmitting Party at the time of disclosure. If such transmittal occurs orally, the transmitting Party will promptly reduce such transmittal in writing, mark and identify it as confidential, and provide such record to the other Party. Specifically excepted from this is all information:

                  (a) known by the receiving Party prior to the receipt of such information from the disclosing Party;

                  (b) that was in the public domain or enters the public domain through no improper act on the part of the Sponsor or on the part of any of the Sponsor's employees;

                  (c) subject to Paragraph 10 of this Agreement, which has been approved for public release by written authorization by the Foundation;

                  (d)  rightfully   received  by  the  receiving   Party
                       without  an  express   obligation  of confidence;

                  (e) independently developed by personnel of either Party who are not working under this Agreement; or

                  (f) disclosed pursuant to any judicial or government request, requirement or order, provided that the disclosing Party takes reasonable steps to provide the other Party to contest such request, requirement or order.

Subject to publication provisions of Paragraph 10, neither Party will disclose the other Party's Confidential Information without prior written authorization from the other. This provision shall remain in effect for five (5) years following the termination of this Agreement.

         10. Publication. Subject to Paragraph 9, University and Principal Investigator shall be free to use the results of the research for their own non-commercial purposes, including teaching, research, education, clinical and publication purposes, without the payment of royalties or other fees. University shall submit to Sponsor for its review, a copy of any proposed written, oral or other disclosure which relates to the Patent Rights, Licensed Improvements and Technology (as those terms are defined in the License Agreement) at least sixty
(60) days prior to the estimated date of publication, and if no



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response is received within thirty (30) days of the date submitted to Sponsor, it will be conclusively presumed that the publication may proceed without delay. For abstracts, oral presentations or other proposed public disclosures, University shall submit a copy of such abstract, or oral presentation or other disclosure to Sponsor no later than thirty (30) days prior to the estimated date of publication, and if no response is received within fifteen (15) days of the date submitted to Sponsor, it will be conclusively presumed that the publication may proceed without day. If Sponsor determines that the proposed publication contains information that should remain proprietary Sponsor may request that such information be removed from the proposed publication or disclosure. If Sponsor determines that such disclosures contain patentable subject matters which require protection, Sponsor may require the delay of publication for such period as may be required to file such patent application or other Intellectual Property protection. University, Sponsor, the Principal Investigator and any other applicable employee of University shall cooperate so as to enable the filing of any patent applications or other Intellectual Property protection necessary to protect the proprietary interests of Sponsor and University.

         11. Inventions and Patent Rights. It is recognized and understood that certain existing inventions and technologies are the separate property of Sponsor or University and are not affected by this Agreement, and neither Party shall have any claims to or rights in such separate inventions and technologies. Any new inventions, developments or discoveries (including, without limitations, technical information, know-how, and Improvements [as that term is defined in the License Agreement]) (collectively referred to hereinafter as the "Inventions") resulting from the Study shall be promptly disclosed in writing to Sponsor but in no event shall disclosure of such Invention by University, the Principal Investigator or other researcher be made to any third Party unless in accordance with Paragraph 10. Title to any new Inventions resulting from the Study shall be in University if discovered by University employees, and in Sponsor if discovered by employees of Sponsor. Inventorship of such Inventions shall be determined in accordance with patent law or by mutual agreement if the Invention is not patentable. To the extent that University owns the rights of sole or joint inventorship of such Invention, Sponsor is hereby granted, without further consideration, an exclusive worldwide right and license to any patentable Invention upon the terms and conditions set forth in the License Agreement if Sponsor elects to fund the patent prosecution of such Invention and such patentable Invention shall be included as a part of the Patent Rights. In addition, if any such Invention is not patentable or otherwise protectable as a trade secret, Sponsor shall have the right to use, develop, manufacture, have manufactured, market and employ any such unpatentable Inventions without the obligation to pay any royalties.

         12. Indemnification.

                  (a) Sponsor agrees to indemnify, hold harmless and defend University, its trustees, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from


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or arising out of the Study carried out pursuant to this Agreement; provided, however, that Sponsor shall not be liable for (a) the negligence, intentional wrongdoing, or failure to follow the Research Protocol of the Principal Investigators, University, its trustees, officers, employees and agents and (b) any and all claims for damages to University property or for bodily injury, death or property damage to employees of University or to any third party acting on behalf of or under the authorization of University arising out of the performance of this Agreement, except for the negligent or intentional acts solely of the Sponsor with respect to both (a) and (b) above. Without limiting the foregoing, except for the negligence or willful misconduct of University, Sponsor agrees to indemnify and defend University from all liabilities, demands, damages, expenses and losses (including reasonable attorney fees and expenses of litigation) arising out of the use by Sponsor, or any Party acting on behalf of or under authorization from Sponsor, of the Study Results or out of any use, sale or other disposition by Sponsor, or by any Party acting on behalf of or under authorization from Sponsor, of products made or developed incorporating the Study Results or made by a process incorporating the Study Results. This paragraph shall survive termination of this Agreement.

                  (b) University agrees, to the extent permitted by the laws of the State of Texas, to indemnify, hold harmless and defend the Sponsor, its directors, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of the Study carried out pursuant to this Agreement as a result of the negligence, intentional wrongdoing of University, its trustees, officers, employees and agents and any and all claims for bodily injury, death or property damage to employees of University or to any third party acting on behalf of or under the authorization of University arising out of the performance of this Agreement, provided, however, that University shall not be liable for the negligent or intentional acts solely of the Sponsor. University, its trustees, officers, employees and agents shall incur no liability under this Section 12(b) with respect to any claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, as a result of product liability and/or patent infringement.

         13. Use of a Party's Name. Neither Party shall, without the prior written consent of the other Party, use in advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the Party or that Party's employee or agent; provided, however, that University acknowledges and agrees that Sponsor may use University's name and references to this Agreement and related agreements and the names of the their employees (including, without limitation, the Principal Investigator) as they may relate to such agreements in any private placement memorandum, prospectus, registration statement or any similar disclosure document used by Sponsor for capital raising and financing purposes as may be required by and in accordance with applicable laws without such prior written consent.


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         14. Notice. Any notice or other  communication  required or permitted under the Agreement shall be in writing and will be deemed given as of the date it is received by the receiving Party. Notice shall be given to the parties at the addresses listed below:

If to University:

                  Dr. Stephen H. Safe
                  Texas A&M University
                  Department of Veterinary Physiology & Pharmacology College Station, TX 77843-4466

                  Office of Technology Transfer
                  Attn: John C. Key, III
                  Technology Licensing Manager
                  The Texas A&M University System
                  310 Wisenbaker
                  College Station, TX 77843-3369

If to Sponsor:

                  Dr. Jeff Jonas
                  President and Chief Executive Officer
                  Avax Technologies, Inc.
                  4520 Main Street, Ste. 930
                  Kansas City, MO 64111

         15. Modification. Any alteration, modification, or amendment to this Agreement must be in writing and signed by both parties. No changes in the Research Protocol will be made unless agreed upon by University, Principal Investigator, and Sponsor or unless necessary to protect the safety, rights, or welfare of the patients or research subjects.

         16. Assignment. This Agreement and the rights and duties appertaining thereto may not be assigned by either Party without first obtaining the written consent of the other. Any such purported assignment, without the written consent of the other Party, shall be null and of no effect. Notwithstanding the foregoing, University or Sponsor may assign this Agreement to the following:

                  (a) a purchaser, merging or consolidating corporation, or acquiror of substantially all of University's or Sponsor's assets or business; or

                  (b) an Affiliate of University or Sponsor subject to the consent of the other Party which consent shall not be unreasonably withheld.

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         17. Miscellaneous.

                  (a) Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

                  (b) The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

                  (c) Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.


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         IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

                                    Sponsor:

                                    AVAX TECHNOLOGIES, INC.


                                    By:    /s/ Dr. Jeffrey Jonas
                                           -------------------------------------
                                    Name:  Dr. Jeffrey Jonas
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------
                                    Date:  5/12/97
                                           -------------------------------------

                                    TEXAS AGRICULTURAL EXPERIMENT
                                    STATION:

                                    By:    /s/ Barry Thompson
                                           -------------------------------------
                                    Name:  Barry Thompson
                                           -------------------------------------
                                    Title: Chancellor
                                           -------------------------------------
                                    Date:  5/12/97
                                           -------------------------------------

                                    Acknowledged and Approved:

                                    By:    /s/ Steven H. Safe
                                           -------------------------------------
                                    Name:  Dr. Steven H. Safe
                                           -------------------------------------
                                    Title: Principal Investigator
                                           -------------------------------------
                                    Date:  5/12/97
                                           -------------------------------------


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                                    EXHIBIT A
                                    ---------

ANTIESTROGENIC ACTIVITIES OF ALTERNATED-SUBSTITUTED
ALKYL PCDFs - PROPOSED STUDIES

S. Safe
Department of Veterinary Physiology & Pharmacology
Texas A&M University
College Station, TX 77843-4466

Background

[***]




Proposed Studies

1.    [***]

2.    [***]

[***] Confidential Treatment Requested


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                                    EXHIBIT B

                                  ANNUAL BUDGET
                                  -------------

                                                EST. SALARY
                                  % EFFORT       + FRINGE        AMOUNT
-----------------------------------------------------------------------

PERSONNEL
---------
Research Assistant for
chemical synthesis                  100%          $30,000

Graduate research assistant
for biology/toxicology              100%          $19,000

Secretarial/data analysis             8%          $21,500

         SUB-TOTAL                                                $ 51,500

CHEMICALS
---------
Purchase of chemical intermediates, glassware,
equipment, chromatographic supplies, upgrade
of gas chromatograph, NMR and GC-MS services                      $ 13,500

ANIMALS
-------
Cost of carcinogenesis preliminary
toxicology studies                                                $ 10,000
                                                                  --------

TOTAL DIRECT COSTS                                                $ 75,000

TOTAL INDIRECT COSTS                                              $ 33,750
                                                                  ========
TOTAL                                                             $108,750

ESTIMATED COST FOR A THREE (3) YEAR COMMITMENT                    $326,250